RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                          COMPAQ COMPUTER CORPORATION



     Compaq Computer Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that:

     FIRST:      The  name  of the Corporation is Compaq Computer Corporation, which  was  originally  incorporated  as  GATEWAY  TECHNOLOGY,  Inc.

     SECOND:     The  original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 16, 1982.

     THIRD:      This  Restated  Certificate  of  Incorporation  has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     FOURTH: This Restated Certificate of Incorporation of the Corporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     FIFTH:      The  Restated  Certificate  of  Incorporation  is  hereby
restated  to  read  in  its  entirety  as  follows:


                                   Article 1

     The  name  of  the  corporation  is:    Compaq  Computer  Corporation.


                                   Article 2

     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address  is  The  Corporation  Trust  Company.


                                   Article 3

     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   Article 4

A.          Authorized  Shares  and  Classes  of  Stock:

     The total number of shares of stock which the Corporation shall have authority to issue is 3,010,000,000 shares composed of (i) 3,000,000,000 shares of common stock, par value $.01 per share (Common Stock); and (ii)
10,000,000  shares  of  preferred  stock,  par value $.01 per share (Preferred
Stock).

B.          Designations,  Rights,  Preferences and Powers of Preferred Stock:

     The designations, rights, preferences and powers in respect of the shares of Preferred Stock shall be as follows:

     1. Shares of Preferred Stock may be issued in one or more series which may have such voting powers, full or limited, or no voting power as the Board of Directors may determine.

     2. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the issuance of any series of Preferred Stock, the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

     3. Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issue of any particular series of Preferred Stock, the number of shares of stock of any such series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such series then outstanding) by a resolution or resolutions adopted by the Board of Directors.

     4. Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issue of any particular series of Preferred Stock, Preferred Stock redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued Preferred Stock and shall be unclassified as to series and may thereafter, subject to the provisions of this Article 4 and to any restrictions contained in any resolution or resolutions of the Board of Directors providing for the issue of any such series of Preferred Stock, be reissued in the same manner as other authorized but unissued Preferred Stock.


                                   Article 5

     The Board of Directors is authorized to adopt, amend or repeal the bylaws
of  the  Corporation.    Election  of directors need not be by written ballot.


                                   Article 6

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article 6 shall not eliminate or limit the personal liability of a director for any act or omission occurring prior to the date this Article 6 becomes effective. If the Delaware General Corporation Law is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the Corporation, in addition to the circumstances set forth herein, shall have no liability as a director (or such liability shall be limited) to the fullest extent permitted by the Delaware General Corporation Law as so amended. No repeal or modification of the foregoing provisions of this Article 6 nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, Compaq Computer Corporation has caused this Certificate to be signed by Eckhard Pfeiffer, its President and Chief
Executive  Officer,  this  15th  day  of  December,  1997.

                                         Compaq  Computer  Corporation


                                         By:  /s/ Eckhard Pfeiffer
                                              ------------------------------
                                              Eckhard  Pfeiffer,  President
                                              and  Chief  Executive Officer